UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☒ Preliminary Information Statement

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☐ Definitive Information Statement

APPLIFE DIGITAL SOLUTIONS, INC.

(Name of Registrant as Specified in Its Charter)

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APPLIFE DIGITAL SOLUTIONS, INC.

701 Anacapa Street, Suite C

Santa Barbara, California 93101

(805) 500-3205

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF STOCKHOLDERS

October 20, 2026

To the Stockholders of APPlife Digital Solutions, Inc.:

This notice and the accompanying information statement are being furnished to the holders of record of the common stock, par value $0.001 per share (the “Common Stock”), and the voting preferred stock of APPlife Digital Solutions, Inc., a Nevada corporation (the “Company,” “we,” “us” or “our”), as of the close of business on October 16, 2026 (the “Record Date”), to inform you that on October 19, 2026, stockholders holding a majority of the voting power of the Company approved by written consent in lieu of a meeting an amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 990,000,000 shares (the “Amendment”).

Our Board of Directors approved the Amendment on October 16, 2026. Under Nevada law and our Bylaws, no further vote or consent of our stockholders is required. The Amendment will not become effective until at least 20 calendar days after this information statement is first mailed to stockholders, which we expect to occur on or about October 30, 2026. We do not expect the Amendment to become effective before November 19, 2026. We will then file a Certificate of Amendment with the Nevada Secretary of State.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. No action is required on your part. This notice and the information statement are provided solely to inform you of the action taken, as required by Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C. Nevada law does not provide dissenters’ or appraisal rights in connection with the Amendment.

By Order of the Board of Directors,

/s/ Michael Hill

Michael Hill

Chairman of the Board, Chief Executive Officer and Secretary

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL INFORMATION

This information statement is being first sent or given on or about October 30, 2026 to the holders of record of our voting securities as of the Record Date. We will pay all costs of preparing and distributing this information statement, including reimbursing brokers, banks and other nominees for forwarding it to beneficial owners. Only one information statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions; upon written or oral request to the address or telephone number above, we will promptly deliver a separate copy.

ACTION TAKEN — INCREASE IN AUTHORIZED COMMON STOCK

Our Board of Directors approved, and recommended to our stockholders, an amendment to Article III, Section 3.1 of our Articles of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 990,000,000. The number of authorized shares of preferred stock (10,000,000) and the par value of each class ($0.001 per share) will not change. The full text of amended Section 3.1 is attached as Appendix A. Our Board of Directors approved the Amendment at a special meeting held on October 16, 2026, by the unanimous vote of the three directors.

VOTE REQUIRED AND CONSENT OBTAINED

Under NRS 78.390, an amendment to the articles of incorporation after the issuance of stock requires approval by stockholders holding shares entitling them to exercise at least a majority of the voting power. NRS 78.320(2) and Article II, Section 10 of our Bylaws permit stockholders to act by written consent, and our Articles of Incorporation do not restrict that right. In addition, Section 2(b)(i) of the Certificate of Designation of our Series C Convertible Preferred Stock provides for a separate consent of the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock to amendments of our Articles of Incorporation. See “Vote Required and Consent Obtained” below.

As of the Record Date, our outstanding voting securities and their voting power were as follows:

Class	Shares outstanding	Voting basis	Votes
Common Stock	8,212,128	One vote per share	8,212,128
Series B Convertible Preferred	14,515	As-converted at $0.08, the closing price on October 15, 2026, the trading day before the Record Date ($100 stated value per share; 1,250 votes per share)	18,143,750
Series C Convertible Preferred	2,500	As-converted, plus 25% of the votes of all other securities	16,933,641
Series D Convertible Preferred	810	Non-voting	—
Total			43,289,519

Holders of 33,575,391 votes, representing approximately 77.56% of our total voting power (including holders of 4,573,000 shares, or approximately 55.69%, of our outstanding Common Stock), executed written consents approving the Amendment, with the last signatures received on October 19, 2026, and the holders of all 2,500 outstanding shares of Series C Convertible Preferred Stock separately consented to the Amendment in accordance with Section 2(b)(i) of its Certificate of Designation. The consenting stockholders include our officers and directors and entities they control, as described under “Interest of Certain Persons in the Amendment” below. The number of outstanding shares of Common Stock is based on our transfer agent’s holder list as of October 16, 2026, the Record Date. The Series C votes are computed under Sections 2(a) and 3(b) of the Certificate of Designation of the Series C Convertible Preferred Stock.

REASONS FOR THE AMENDMENT

Following our 1-for-250 reverse stock split, effected in June 2026, and the related proportionate reduction of our authorized Common Stock from 5,000,000,000 to 20,000,000 shares under NRS 78.207, effected by a Certificate of Change filed with the Nevada Secretary of State on June 3, 2026 under NRS 78.209, our authorized Common Stock is no longer sufficient to meet our existing obligations. As of October 16, 2026, according to our transfer agent, 8,212,128 shares of Common Stock were outstanding. As of October 16, 2026, according to our transfer agent, 17,911,912 shares were reserved for issuance. Together, these total 26,124,040 shares, which exceeds our 20,000,000 authorized shares by 6,124,040 shares.

We are contractually required to reserve shares of Common Stock for issuance upon conversion of our Series B, Series C and Series D Convertible Preferred Stock and our convertible promissory notes, upon exercise of outstanding warrants, and for sales under our equity line of credit. Several of these instruments convert at prices based on the market price of our Common Stock, so the number of shares we must reserve increases as our stock price declines. The Certificate of Designations of our Series D Convertible Preferred Stock requires us to reserve at least 150% of the shares issuable on conversion and, if we cannot do so, to take all action necessary to increase our authorized Common Stock. Without the Amendment we cannot fully honor these reservation obligations, and conversions or issuances could be delayed or result in defaults or cash payment obligations. Because the shares we are required to reserve exceed our authorized but unissued shares, we are not currently in compliance with the reservation requirements of certain of these instruments, and the shortfall increases as the market price of our Common Stock declines.

The Board also believes that additional authorized shares will give the Company flexibility to raise capital, which we need to fund operations (our independent auditors have expressed substantial doubt about our ability to continue as a going concern), to settle obligations in stock, to compensate employees and consultants, and for acquisitions and other corporate purposes, without the delay and expense of seeking further stockholder action each time.

SHARES OUTSTANDING AND RESERVED

	Before the Amendment	After the Amendment
Authorized Common Stock	20,000,000	990,000,000
Issued and outstanding (as of October 16, 2026, per our transfer agent)	8,212,128	8,212,128
Reserved for issuance under outstanding convertible securities, warrants, the equity line and other commitments	17,911,912	17,911,912 (1)
Authorized, unissued and unreserved	None. Shares issued and reserved at our transfer agent exceed authorized shares by 6,124,040, and our contractual reservation requirements are greater	963,875,960 (1)

(1) Before the shares to be reserved for the $60,000 convertible promissory note approved by our Board of Directors on October 16, 2026 for issuance to a noteholder, and any increase in reservation requirements resulting from changes in the market price of our Common Stock.

EFFECTS OF THE AMENDMENT

The additional shares of Common Stock will have the same rights as our currently outstanding Common Stock. The Amendment will not itself change the number of shares outstanding or the rights of current holders. Holders of Common Stock have no preemptive rights, and the Board may issue the additional shares without further stockholder approval, except as required by law or by the rules of any market on which our Common Stock is then quoted.

Dilution. Any future issuance of Common Stock, including upon conversion of our outstanding convertible securities, will dilute the voting power and percentage ownership of existing stockholders and, depending on the price, may dilute earnings per share and book value per share. Because the Amendment increases authorized Common Stock to approximately 120.6 times the number of shares now outstanding, the potential dilution is substantial. Issuances at prices below the conversion price of our Series D Convertible Preferred Stock may also trigger anti-dilution adjustments that increase the number of shares issuable to its holders.

Effect on the Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock converts into 0.01% of our Common Stock on a fully diluted basis, measured at the time of conversion, and votes on an as-converted basis plus 25% of the votes of all other securities. As a result, issuances of additional Common Stock do not reduce the percentage ownership or voting power of the Series C holders in the same way they reduce that of the holders of Common Stock.

Effect on the Series D Convertible Preferred Stock. Each of the 810 outstanding shares of Series D Convertible Preferred Stock is convertible into Common Stock at $5.00 per share, or 162,000 shares of Common Stock in total, as reported in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026. The Series D Convertible Preferred Stock has no voting rights, except as required by Nevada law. Under its Certificate of Designation, a holder may not convert shares to the extent the holder would beneficially own more than 4.99% of our outstanding Common Stock, which the holder may increase to up to 9.99% on 61 days’ notice. Its Certificate of Designation contains anti-dilution provisions, including full-ratchet adjustments to the conversion price, and the conversion price could be reduced further if those provisions apply, which would increase the number of shares of Common Stock issuable upon conversion.

Anti-takeover effects. The Amendment is not being made in response to any effort of which we are aware to accumulate our shares or obtain control of the Company. However, additional authorized shares could be used to make a change in control more difficult, for example by issuing shares to persons friendly to the Board or diluting the holdings of a person seeking control. Together with the voting rights of the Series C Convertible Preferred Stock, which is held by an entity owned by our two executive officers and by Christopher Davenport, this could have the effect of discouraging an unsolicited acquisition proposal. The Board has no present intention to use the additional shares for that purpose.

Plans for the additional shares. Other than (i) shares reserved for or issuable upon conversion or exercise of our outstanding Series B, Series C and Series D Convertible Preferred Stock; (ii) shares issuable upon conversion of our outstanding convertible promissory notes, including notes issued in connection with our equity line of credit and the $60,000 convertible promissory note approved by our Board of Directors on October 16, 2026; (iii) shares issuable upon exercise of outstanding warrants, including 162,000 warrants issued April 25, 2025; (iv) shares issuable under our equity line of credit; (v) 100,000 shares issuable to designees of Matthew Reid, one of our directors, under Section 7.05 of the Acquisition Agreement described below; (vi) shares issuable upon conversion of promissory notes issued in April through June 2026 with an aggregate principal of $97,500; and (vii) shares that may be issued in settlement of accrued compensation and other amounts owed to our officers and to Mammoth Crest Capital, LLC, as described below, we have no current plans, arrangements or understandings to issue any of the additional authorized shares.

INTEREST OF CERTAIN PERSONS IN THE AMENDMENT

Michael Hill, our Chairman of the Board, Chief Executive Officer and Secretary, and Barrett Evans, our Chief Financial Officer and a director, have interests in the Amendment that may differ from those of other stockholders:

•Each owns 50% of Mammoth Crest Capital, LLC, which holds 2,000,000 shares of Common Stock and 1,250 shares of Series C Convertible Preferred Stock, and to which the Company owes approximately $910,000.

•Mr. Hill holds 750 shares and Mr. Evans holds 450 shares of Series B Convertible Preferred Stock, which convert into Common Stock at the prior day’s closing price and we are required to reserve shares for their conversion.

•Our subsidiary, Sugar Auto Parts, Inc., owes Mr. Hill and Mr. Evans accrued and unpaid compensation under their employment agreements of approximately $356,000 and $193,500, respectively, as of October 13, 2026, which may in the future be settled in shares of Common Stock subject to approval by the Board.

•SportsAlert Media, LLC, an entity owned by Mr. Hill, holds 93,000 shares of Common Stock and convertible promissory notes of the Company in the aggregate principal amount of $32,500. On October 16, 2026, our Board of Directors, with Mr. Hill abstaining, approved an extension of the $27,500 note to April 30, 2027, with interest at 12% per annum from October 10, 2026 and an extension fee of $2,750 added to its principal.

•Christopher Davenport, who manages the operations of our Sugar Auto Parts subsidiary, holds 2,268,000 shares of Common Stock and 1,250 shares of Series C Convertible Preferred Stock, is owed approximately $104,000 by Sugar Auto Parts, Inc., and executed the written consents.

Matthew Reid, our third director, holds 408,957 shares of Common Stock and no Series B or Series C Convertible Preferred Stock. The Company owes Mr. Reid $150,000 under the Acquisition Agreement dated April 25, 2025 among the Company, Mammoth Crest Capital, LLC and Sugar Auto Parts, Inc. (the “Acquisition Agreement”), an obligation the Company assumed, together with late-fee interest under Section 7.05 of that agreement, which is being reconciled. Section 7.05 also provides for the issuance of 100,000 post-split shares of Common Stock to designees of Mr. Reid, which the Company expects to issue after the Amendment becomes effective. Except as described above and except in their capacities as stockholders, none of our directors or executive officers, nor any of their associates, has any substantial interest in the Amendment.

NO DISSENTERS’ RIGHTS

Under Chapter 92A of the Nevada Revised Statutes, our stockholders are not entitled to dissenters’ or appraisal rights in connection with the Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the beneficial ownership of our Common Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock by each director and executive officer, all directors and executive officers as a group, and each person known to us to beneficially own more than 5% of our Common Stock. Percentages of class are computed under Rule 13d-3(d)(1), treating shares issuable within 60 days as outstanding only for the holder in question, and are based on 8,212,128 shares of Common Stock outstanding, and percentages of voting power are based on 43,289,519 votes, as described under “Vote Required and Consent Obtained.”

Name of beneficial owner	Common Stock	% of class	Series B	Series C	% of voting power
Michael Hill	2,105,000	57.36%	750	1,250 (1)	26.59%
Barrett Evans	2,200,000	56.89%	450	1,250 (1)	25.94%
Matthew Reid	408,957	4.98%	—	—	0.94%
Christopher Davenport	2,268,000	55.59%	—	1,250	24.80%
All directors and officers as a group (3 persons)	2,713,957	63.06%	1,200	1,250	29.29%
Sadewasser Trust	560,000	6.82%	—	—	1.29%
C/M Capital Master Fund LP	11,480,194	58.30%	8,455	—	24.41%

(1) The same 1,250 shares, held by Mammoth Crest Capital, LLC, are attributed to each of Mr. Hill and Mr. Evans and counted once in the group total. Mr. Hill’s Common Stock includes 2,000,000 shares held by Mammoth Crest Capital, LLC, 93,000 shares held by SportsAlert Media, LLC and 12,000 shares held directly. Mr. Evans’s Common Stock includes 2,000,000 shares held by Mammoth Crest Capital, LLC and 200,000 shares held by EMC2 Capital LLC. Shares issuable on conversion of Series B Convertible Preferred Stock (1,250 shares of Common Stock per preferred share, being $100 divided by the $0.08 closing price on October 15, 2026) and Series C Convertible Preferred Stock (0.01% of 41,378,686 fully diluted shares per preferred share, or 5,172,336 shares per 1,250 preferred shares) are treated as outstanding only for the holder of those shares under Rule 13d-3(d)(1). Series B and Series C Convertible Preferred Stock are not subject to any beneficial ownership limitation under their certificates of designation filed with the Nevada Secretary of State. Under Rule 13d-3(d)(1), shares issuable within 60 days upon conversion or exercise of a convertible instrument are counted only in computing the percentage of the holder who holds that instrument, and not in computing the percentage of any other holder. Shares issuable to C/M Capital Master Fund, LP upon conversion of its $150,000 convertible promissory note are included to the extent of 911,444 shares, the maximum that may be issued without exceeding the

9.99% beneficial ownership limitation in that note. Shares issuable under its $225,000 convertible promissory note, which matured on August 20, 2026, and under its equity line of credit are not included.

(2) The Annual Report reports 2,500 shares of Series C Convertible Preferred Stock and 810 shares of Series D Convertible Preferred Stock outstanding at June 30, 2026. The Annual Report reports the Series D shares as convertible at $5.00 per share into 162,000 shares of Common Stock. The Annual Report presents Series B Convertible Preferred Stock as 14,515 shares, with an aggregate stated value of $1,451,500. The figures in the table above are measured as of the Record Date and use the $0.08 Series B conversion price and the 41,378,686 fully diluted Common Stock count for the Series C conversion.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. These filings are available at www.sec.gov. Our Annual Report on Form 10-K for the fiscal year ended June 30, 2026 contains additional information about the Company, including a description of our capital stock and of our outstanding convertible securities.

By Order of the Board of Directors,

/s/ Michael Hill

Michael Hill, Chairman of the Board, Chief Executive Officer and Secretary

October 20, 2026

APPENDIX A

Amendment to Article III, Section 3.1 of the Articles of Incorporation

Article III, Section 3.1 of the Articles of Incorporation of APPlife Digital Solutions, Inc. is amended and restated in its entirety to read as follows:

“3.1 Authorized Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue is one billion (1,000,000,000) shares, consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock,” with all such shares having a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is nine hundred ninety million (990,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is ten million (10,000,000) shares. All of the shares of the Corporation’s capital stock shall be non-assessable.”